                                 EXCHANGE OFFER

                               TO THE HOLDERS OF
               CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                                       OF

                              DISC GRAPHICS, INC.

      THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M.,
                NEW YORK CITY TIME, ON FRIDAY, AUGUST 22, 1997,
                    UNLESS THIS EXCHANGE OFFER IS EXTENDED.

     Disc Graphics, Inc., a Delaware corporation (the "Issuer") hereby offers to all holders of its Class A Redeemable Common Stock Purchase Warrants (the "Class A Warrants"), to exchange for Class A Warrants validly tendered and accepted:

                    1 share of Common Stock, $.01 par value
                         for each 8.5 Class A Warrants

     The Offer will expire on August 22, 1997 (the "Initial Expiration Date"), unless extended (the Initial Expiration Date or the later date to which Offer is extended, the "Expiration Date"), upon the terms and conditions set forth in this Exchange Offer and the related Letter of Transmittal (which together constitute the "Offer"). The Class A Warrants are currently traded on the National Association of Securities Dealers, Inc. SmallCap Market. See Section 8.

                    THIS OFFER IS BEING MADE TO ALL HOLDERS
                              OF CLASS A WARRANTS.
          THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 5.

     THIS EXCHANGE IS BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES, THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   IMPORTANT

     If you desire to tender Class A Warrants, you may tender all or any portion of your Class A Warrants (i) by completing and signing the Letter of Transmittal (or a facsimile thereof) and mailing or delivering it, together with any Class A Warrants, to the Exchange Agent or tendering such Class A Warrants pursuant to the procedures set forth herein for book-entry transfer (See Section 2) or (ii) by requesting a broker, dealer, commercial bank, trust company or other nominee to effect the tender. If you own Class A Warrants registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Class A Warrants and any other required documents to American Stock Transfer and Trust Company (the"Exchange Agent"). If you desire to tender Class A Warrants and your Class A Warrants are not available or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Class A Warrants by following the procedures for guaranteed delivery set forth herein. See Section 2.

     NEITHER THE ISSUER NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS TO ANY HOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH HOLDERS CLASS A WARRANTS. HOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE EXCHANGE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX THEIR OWN DECISIONS WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY CLASS A WARRANTS TO TENDER.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE ISSUER AS TO WHETHER HOLDERS SHOULD TENDER CLASS A WARRANTS PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER.

     Questions and requests for assistance and requests for additional copies of this Exchange Offer and the Letter of Transmittal should be directed to the Exchange Agent at American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, telephone (718) 921-8200.

July 11, 1997

SUMMARY..................................................................................     4
  1.  EXCHANGE TERMS.....................................................................     7
  2.  PROCEDURE FOR TENDERING CLASS A WARRANTS...........................................     7
  3.  WITHDRAWAL RIGHTS..................................................................     9
  4.  ACCEPTANCE OF CLASS A WARRANTS.....................................................    10
  5.  CERTAIN CONDITIONS OF THE EXCHANGE OFFER...........................................    10
  6.  PURPOSE AND EFFECTS OF THE EXCHANGE OFFER..........................................    11
  7.  FAIRNESS OF THE TRANSACTION........................................................    11
  8.  PRICE RANGE OF THE ISSUER'S SECURITIES.............................................    12
  9.  COMPARISON OF SECURITIES...........................................................    13
 10.  ACTION OF BOARD OF DIRECTORS, INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
      TRANSACTIONS AND ARRANGEMENTS CONCERNING THE CLASS A WARRANTS......................    14
 11.  THE ISSUER.........................................................................    15
 12.  DIRECTORS AND EXECUTIVE OFFICERS OF THE ISSUE......................................    19
 13.  ADDITIONAL INFORMATION.............................................................    19
 14.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING HOLDERS.......................    20
 15.  FEDERAL INCOME TAX CONSEQUENCES TO THE ISSUER......................................    20
 16.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS................................    20
 17.  INCORPORATION OF DOCUMENTS BY REFERENCE............................................    21
 18.  MISCELLANEOUS......................................................................    21
 19.  UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS DISC GRAPHICS, INC...........    22

                                    SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information which may be in the remainder of this Exchange Offer. Each Warrantholder is urged to read the Exchange Offer in its entirety.

                                   THE ISSUER

     BACKGROUND

     RCL Capital Corp. ("RCL") was incorporated in August 1992 to serve as a vehicle to effect a business combination with an operating business. On November 18, 1993, RCL completed a public offering of units ("Units"), each Unit consisting of one share of the RCL's Common Stock and two redeemable warrants. Net proceeds of the public offering after the payment of certain additional expenses yielded approximately $6,400,000, which was put into escrow pending the acquisition of an operating business.

     On October 30, 1995 pursuant to the Agreement and Plan of Merger dated as of May 8, 1995 (the "Merger Agreement") between RCL and Disc Graphics, Inc., a New York corporation ("Old Disc"), Old Disc merged with and into RCL (the "Merger"). Following the Merger, RCL changed its name to Disc Graphics, Inc. (the "Issuer"). Net Proceeds of the Merger after the payment for the redemption of approximately 185,000 shares of Common Stock at $5.15 per share, in accordance with the terms of the original RCL offering, yielded proceeds to the Issuer of approximately $5,000,000. These proceeds were used primarily to reduce certain indebtedness of the Issuer and for working capital purposes.

     GENERAL

     The Issuer, located in Hauppauge, New York, is a diversified manufacturer and printer of specialty packaging focused on the home video, pharmaceutical, music, entertainment software, publishing and cosmetics markets. Products include: pre-recorded video, CD-ROM and audio cassette packaging; folding cartons for pharmaceuticals and cosmetics; book jackets, posters, pressure sensitive labels and general commercial printing. Customers include software, CD-ROM and video distributors; vitamin, cosmetic and fragrance companies; major book publishers; and Fortune 500 companies.

     The Issuer's primary business strategies are: (1) to increase the Issuer's share of print and packaging sales within its primary markets, including music, home video, pharmaceutical, cosmetic, publishing and general consumer products;
(2) to acquire other strategically-located specialty packaging and printing companies that serve geographic markets and industries near existing customers, as well as serve markets that will permit the Issuer to offer a service and cost advantage over its competitors; and (3) to develop innovative packaging designs and techniques for new and existing markets.

     The Issuer is actively involved in investigating additional printing and packaging related business opportunities, including potential acquisitions similar to the acquisition of Pointille, Inc., a packaging printer, in May 1996. The Issuer has entered into two letters of intent regarding its acquisition of substantially all of the assets and certain of the liabilities of two printing businesses. However, the Issuer has not entered into any definitive agreement with respect to these or any other acquisitions. In addition, there can be no assurance that the Issuer will consummate any potential acquisition, or if completed, that any such acquisition will be profitable for the Issuer.

     Historically, the Issuer has grown primarily through the development of new customers through its superior service and response capabilities and increases in orders from existing customers. In 1992, the Issuer acquired Four Seasons Litho, Inc., a commercial printer with revenues of approximately $3 million per year, and in 1996, the Issuer acquired substantially all of the assets and certain liabilities of Pointille, and has since integrated their manufacturing facilities and sales/marketing programs into the Issuer's. The Issuer intends to continue and enhance its historic growth by acquiring strategically-located folding carton and printing companies, opening new facilities to serve regional U.S. markets, expand the Issuer's product line and continue ongoing internal expansion.

     The Issuer's principal executive offices and principal manufacturing operations are located at 10 Gilpin Avenue, Hauppauge, New York 11788. Its telephone number is (516) 234-1400.

                               THE EXCHANGE OFFER

Expiration.................  The Exchange Offer expires at 4:00 p.m., New York
                               City time, on August 22, 1997, unless extended (the "Expiration Date").

Terms of Exchange..........  One share of Common Stock for each eight and one-half Class A Warrants tendered.

Fractional Shares..........  No fractional shares of Common Stock will be issued.

Number of Class A
Warrants...................  The Issuer will accept all Class A Warrants validly tendered and not withdrawn prior to the
                               Expiration Date.

Market for the Common
Stock......................  The shares of Common Stock are quoted on the Nasdaq
                               SmallCap Market under the symbol "DSGR".

Tender Procedures..........  Any Warrantholder wishing to accept the Exchange
                               Offer should complete the accompanying Letter of Transmittal. If a Warrantholder holds Class A Warrants in book-entry form, such Warrantholder may participate in the Exchange Offer by complying with the procedures for book-entry transfer set forth in Section 2 of the Exchange Offer. A Warrantholder may also request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A Warrantholder having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if he tenders shares. Warrantholders whose certificates are not immediately available or who cannot deliver the Letter of Transmittal or other documents required to be delivered to the Exchange Agent prior to the expiration of the Exchange Offer may nevertheless tender Class A Warrants in accordance with the guaranteed delivery procedures described herein. See Section 2.

Tax Consequences...........  Warrantholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Exchange Offer. See Section 14.

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 4:00
                               p.m., New York City time, on the Expiration Date and unless theretofore accepted for exchange by the Issuer, may also be withdrawn after 9:00 a.m., New York City time, on September 9, 1997. To be effective, a written, telegraphic or facsimile notice of withdrawal must be received in a timely manner by the Exchange Agent. See
                               Section 3.

Exchange Agent.............  American Stock Transfer & Trust Company is the
                               exchange agent (the "Exchange Agent") for the Exchange Offer.

Failure to Participate in
  Exchange Offer...........  The reduced amount of outstanding Class A Warrants as a result of the Exchange Offer is likely to limit the trading market for the Class A Warrants, adversely effect their liquidity and market price and terminate their continued listing on the Nasdaq SmallCap Market. Holders of the Class A Warrants who do not exchange their Class A Warrants for shares of Common Stock in the Exchange Offer will be entitled to receive shares of Common Stock upon exercise of the Issuer's Class A Warrants upon the same terms and conditions as are contained in the Class A Warrants. See Section 6.

     NEITHER THE ISSUER NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION THAT WARRANTHOLDERS TENDER OR REFRAIN FROM TENDERING THEIR CLASS A WARRANTS, AND NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION ON BEHALF OF THE ISSUER. THIS IS A MATTER FOR EACH WARRANTHOLDER TO DETERMINE AFTER CONSULTATION WITH HIS ADVISORS, INCLUDING TAX COUNSEL, ON THE BASIS OF HIS OWN FINANCIAL POSITION AND REQUIREMENTS. SEE SECTION 14.

                               THE EXCHANGE OFFER

     1. EXCHANGE TERMS. The Issuer hereby offers to all holders of its Class A Warrants the right to exchange eight and one-half (8.5) Class A Warrants which are properly tendered (and not withdrawn in accordance with Section 3) prior to 4:00 P.M., New York City time, on August 22, 1997 (such time and date being hereinafter called the "Initial Expiration Date") for one (1) share of Common Stock $.01 par value. The Issuer reserves the right to extend the Exchange Offer. See Section 16. The later of the Initial Expiration Date or the latest time and date to which the Exchange Offer is extended is hereinafter called the "Expiration Date."

     On June 26, 1997, there were approximately 2,700,000 Class A Warrants issued and outstanding and there were approximately 7 holders of record of such Class A Warrants. The Issuer has been advised that, no directors, officers or affiliates of the Issuer own or intend to tender any Class A Warrants.

     No fractional shares of Common Stock will be issued as a result of the Exchange Offer. Each holder of a fractional interest in shares of the Company's Common Stock will be entitled to receive a cash payment in lieu of such fractional amount based on the current market price of a share of Common Stock. The current market price will be determined as follows: (i) if the shares of the Company's Common Stock are listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq SmallCap Market, the current market price shall be the last reported sale price of the shares of the Company's Common Stock on the last business day prior to the date of exchange or, if no such sale is made on such day, the average of the closing bid and asked prices for such day; or (ii) if not so listed or admitted for trading, the current market price, if the shares of Common Stock are not so listed or admitted to trading and bid and asked prices are not so reported, the current value shall be an amount determined in a reasonable manner by the Board of Directors of the Company.

     As soon as practicable after the determination of the amount of cash, if any, to be paid to the holder of shares of Common Stock with respect to any fractional share interests, the Exchange Agent shall distribute in cash the amount payable to such fractional holder.

     The Issuer reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and mailing a public announcement thereof. See Section 16. There can be no assurance, however, that the Issuer will exercise its right to extend the Exchange Offer. If the Issuer decides, in its sole discretion, to decrease the number of Class A Warrants being sought and, at the time that notice of such decrease is first published, sent or given to holders of such Class A Warrants in the manner specified below, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Exchange Offer will be extended at least until the end of such ten business day period.

     2. PROCEDURE FOR TENDERING CLASS A WARRANTS. Proper Tender of Class A Warrants. For Class A Warrants to be properly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, any certificates for such Class A Warrants, and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Exchange Agent at its address set forth on the back cover of this Exchange Offer. In addition, either (i) Class A Warrants must be received by the Exchange Agent along with the Letter of Transmittal or Class A Warrants must be tendered pursuant to the procedure for book-entry transfer described below and confirmation of the book-entry transfer of Class A Warrants into the Exchange Agent's account at a Book-Entry Transfer Facility (as defined below) (a "Book-Entry Confirmation") for tendered Class A Warrants must be received by the Exchange Agent, in each such case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Exchange Agent will make a request to establish an account with respect to the Class A Warrants at each of the Depositary Trust Company, Midwest Securities Trust Company and Philadelphia Exchange Agent Trust Company (collectively, the "Book-Entry Transfer Facilities") for purposes of the Exchange Offer within two business days after the date of this Exchange Offer, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities systems may make Book-Entry delivery of Class A Warrants by causing a Book-Entry Transfer Facility to transfer such Class A Warrants into the Exchange Agent's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Class A Warrants may be effected through book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Exchange Offer prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Exchange Agent.

     It is a violation of Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14e-4 promulgated thereunder, for a person to tender Class A Warrants for such person's own account unless the person so tendering owns such Class A Warrants or owns other securities convertible into or exchangeable for such Class A Warrants or owns an option, warrant or right to purchase such Class A Warrants and intends to acquire Class A Warrants for tender by conversion, exchange or exercise of such option, warrant or right. Section 10(b) and Rule 10b-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The acceptance of Class A Warrants by the Issuer for exchange will constitute a binding agreement between the tendering shareholder and the Issuer upon the terms and subject to the conditions of the Exchange Offer, including the tendering holders's representation that (i) such holder owns the Class A Warrants being tendered within the meaning of Rule 10b-4 promulgated under the Exchange Act and (ii) the tender of such Class A Warrants complies with Rule 10b-4.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Class A Warrants tendered therewith and payment for tendered Class A Warrants is not to be sent to a payee other than the registered owner of such Class A Warrants and/or to an address other than the registered address of the registered owner of such Class A Warrants or (ii) such Class A Warrants are tendered for the account of a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an institution otherwise acceptable to the Exchange Agent (an "Eligible Guarantor"). In all other instances, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Guarantor (shareholders should contact the Exchange Agent for a determination as to whether a particular institution is such an Eligible Guarantor). If Class A Warrants are registered in the name of a person or persons other than the signer of the Letter of Transmittal or if unaccepted Class A Warrants are to be registered in the name of, or any certificates for unaccepted Class A Warrants are to be returned to, any person other than the registered owner, then the Letter of Transmittal and, if applicable, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as such name or names appear on the registration of the Class A Warrants with the signatures on the certificates or stock powers guaranteed by an Eligible Guarantor, as described above. See Instructions 1 and 4 of the Letter of Transmittal.

     If a holder desires to tender Class A Warrants pursuant to the Exchange Offer and such holder's Class A Warrants are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date, such Class A Warrants may nevertheless be tendered if all the following conditions are met:

          (i) the tender is made by or through an Eligible Guarantor;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Issuer, is received by the Exchange Agent as provided below prior to the Expiration Date; and

          (iii) the certificates for all tendered Class A Warrants in proper form for transfer or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantee and any other required documents, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery. Stockholders may not extend the forgoing time period for delivery of Class A Warrants to the Exchange Agent by providing a second Notice of Guaranteed Delivery with respect to such Class A Warrants.

     The Notice of Guaranteed Delivery may be delivered by hand to the Exchange Agent or transmitted by telegram, facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Guarantor in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, the issuance of Common Stock for Class A Warrants tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Class A Warrants or a timely Book-Entry Confirmation for such Class A Warrants, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR CLASS A WARRANTS, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SUCH CLASS A WARRANTS. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Issuer, in its sole discretion, whose determination shall be final and binding. The Issuer reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or exchange for which may in the opinion of the Issuer's counsel, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect in any tender with respect to any particular Class A Warrants or any particular holder, and the Issuer's interpretations of the terms and conditions of the Exchange Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Issuer shall determine. Tendered Class A Warrants will not be accepted for exchange unless the defects or irregularities have been cured within such time or waived. Neither the Issuer, the Exchange Agent nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

     3. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 3, tenders of Class A Warrants made pursuant to the Exchange Offer will be irrevocable. You may withdraw Class A Warrants tendered at any time prior to the Expiration Date and, if the Class A Warrants have not yet been accepted for exchange by the Issuer, at any time after 9:00 A.M., New York City time, on September 9, 1997.

     To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address or the facsimile number set forth on the back cover of this Exchange Offer. Any notice of withdrawal must specify the name of the person having tendered the Class A Warrants to be withdrawn, the number of Class A Warrants to be withdrawn, and, if certificates representing such Class A Warrants have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder(s) of such Class A Warrants as set forth in such certificates if different from the name of the person tendering such Class A Warrants. If Class A Warrants have been delivered to the Exchange Agent, then, prior to the release of such Class A Warrants, you must also submit the warrant numbers shown on the particular certificates evidencing such Class A Warrants and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Issuer in its sole discretion, whose determination shall be final and binding. Neither the Issuer nor any other person is or will be obligated to give any notice of any defects or withdrawal, and none of them will incur any liability for failure to give any such notice. Class A Warrants properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Exchange Offer. However, withdrawn Class A Warrants may be tendered by following the procedures described in Section 2 prior to the Expiration Date.

     4. ACCEPTANCE OF CLASS A WARRANTS. For purposes of the Exchange Offer, the Issuer will be deemed to have accepted for exchange Class A Warrants which are tendered and not withdrawn when, as and if it gives oral or written notice to the Exchange Agent of its acceptance of such Class A Warrants for exchange pursuant to the Exchange Offer. Upon the Issuer's acceptance for exchange of Class A Warrants, the Issuer will acquire title to, and beneficial ownership of, the Class A Warrants. Upon the terms and subject to the conditions of the Exchange Offer, the Issuer will, promptly after the Expiration Date, accept for exchange Class A Warrants properly tendered prior to the Expiration Date.

     The Exchange Agent will act as agent for tendering shareholders for the purpose of effecting the exchange to the tendering holders. In all cases, issuance of Common Stock in exchange for Class A Warrants accepted pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent, as required pursuant to the Exchange Offer, of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any certificates representing such Class A Warrants, if issued, and any other required documents. Certificates for Class A Warrants not exchanged (see Section
5), or for Class A Warrants not tendered included in certificates forwarded to the Exchange Agent will be returned promptly following the termination, expiration or withdrawal of the Exchange Offer, without expense to the tendering shareholder.

     5. CERTAIN CONDITIONS OF THE EXCHANGE OFFER. Notwithstanding any other provisions of the Exchange Offer, the Issuer shall not be required to accept for exchange, or to issue the Common Stock in exchange for, any Class A Warrants and may terminate or amend the Exchange Offer if, any time before the acceptance of the Class A Warrants for exchange or the exchange of the Common Stock for the Class A Warrants, any of the following events shall occur, which occurrence, in the sole judgment of the Issuer and regardless of the circumstances (including any action by the Issuer) giving rise to any such events, makes it inadvisable to proceed with the Exchange Offer:

          (i) there shall be threatened, instituted, or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (a) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (b) resulting in a material delay in the ability of the Issuer to accept for exchange some or all of the Class A Warrants pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any domestic or foreign government or governmental authority that, in the reasonable judgment of the Issuer, might directly or indirectly result in any of the consequences referred to in clauses (a) or (b) above, or would otherwise in the reasonable judgment of the Issuer make it inadvisable to proceed with the Exchange Offer; provided, however, that the Issuer will use reasonable efforts to modify or amend the Exchange Offer or to take such other reasonable steps as to make the provisions of this section inapplicable;

          (ii) there shall have occurred (a) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (b) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

          (iii) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operation or prospects of the Issuer that, in the reasonable judgment of the Issuer, is or may be adverse to the Issuer, or the Issuer shall have become aware of facts that, in the sole judgment of the Issuer, have or may have adverse significance with respect to the value of the Class A Warrants or the Common Stock; or

          (iv) any governmental approval has not been obtained, which approval the Issuer shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Issuer determines in its sole discretion that any of the conditions are not satisfied, the Issuer may (i) refuse to accept any Class A Warrants and return all tendered Class A Warrants to the tendering holders, (ii) extend the Exchange Offer and retain all Class A Warrants tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such Class A Warrants (see Section 3), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Class A Warrants which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Issuer will promptly disclose such waiver by means of an Exchange Offer supplement that will be distributed to the registered Warrantholders, and the Issuer will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Warrantholders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     The Issuer expects that the foregoing conditions will be satisfied. The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to any such condition or may be waived by the Issuer in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Issuer concerning the events described above will be final and binding upon all parties.

     If the Issuer determines to terminate or amend the Exchange Offer or to postpone the acceptance for exchange of or the exchange for shares tendered, it will, to the extent necessary, extend the period of time during which the Exchange Offer is open as provided in Section 16. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Issuer will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Exchange Offer period as provided in Section 16.

     6. PURPOSE AND EFFECTS OF THE EXCHANGE OFFER. The Exchange Offer is intended to extinguish the Class A Warrants through the issuance of Common Stock to reduce the future potential dilutive impact on the Issuer's earnings per share of Common Stock that would be caused by exercise of the Class A Warrants. In the absence of the Exchange Offer, 2,700,000 shares of Common Stock could be issued if all of the currently outstanding Class A Warrants held by the Warrantholders were exercised. Assuming 100% participation in the Exchange Offer, 317,647 shares of Common Stock will be issued upon consummation of the Exchange Offer. The Issuer intends to retire any Class A Warrants tendered for exchange.

     Upon acceptance of the tendered Class A Warrants by the Issuer, the Warrantholders will receive one share of Common Stock for each eight and one-half Class A Warrants tendered. Warrantholders who do not participate in the Exchange Offer will retain the right to purchase one share of Common Stock at an exercise price of $5.50 per Warrant, which price will remain subject to the adjustment provisions of the Warrant Agreement. The Class A Warrants are subject to redemption by the Issuer under certain circumstances. See Section 9. To the extent Warrantholders participate in the Exchange Offer, the trading market for, and liquidity of, the Class A Warrants which remain outstanding, if any, could be reduced. In addition, the Issuer intends to delist the Class A Warrants from trading on the Nasdaq SmallCap Market and deregister the Class A Warrants under the Exchange Act since it has determined that the Class A Warrants are held of record by fewer than 300 persons.

     7. FAIRNESS OF THE TRANSACTION. The Issuer believes that the Exchange Offer is fair to the holders of Class A Warrants, based on the following factors: (i) the closing price of the Class A Warrants of $0.625 per share on June 24, 1997; (ii) the historical market price of the Class A Warrants for the past two years (see Section 8); (iii) the exercise price of the Class A Warrants compared to the market price of the Common Stock (see Section 8); (iv) the transaction is an exchange offer which, by its terms, is a voluntary transaction enabling unaffiliated security holders to elect not to tender their Class A Warrants; and (vii) all of the non-employee directors of the Issuer have approved the Offer (see Section 10).

     In addition, although the holders of Class A Warrants have no voting rights with respect to such Class A Warrants and therefore are not entitled to vote to approve the Exchange Offer, if an unaffiliated holder does not approve of the Exchange Offer, such holder can elect not to tender Class A Warrants pursuant to the terms of the Exchange Offer.

     FOLLOWING THE EXCHANGE BY THE ISSUER OF COMMON STOCK FOR CLASS A WARRANTS, THE ISSUER INTENDS TO CAUSE THE CLASS A WARRANTS TO BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, WHICH WILL RESULT IN THERE BEING NO PUBLIC MARKET FOR THE CLASS A WARRANTS. IN ADDITION, EVEN IF THE ISSUER DETERMINES NOT TO DELIST THE CLASS A WARRANTS FROM THE SMALLCAP MARKET, THE REDUCTION IN THE NUMBER OF CLASS A WARRANTS WHICH ARE ISSUED AND OUTSTANDING MAY ADVERSELY EFFECT THE LIQUIDITY OF THE TRADING MARKET FOR SUCH CLASS A WARRANTS.

     The Issuer has not obtained any reports, opinions or appraisals form any outside party materially related to the fairness of the Exchange Offer, and therefore the Issuer has not considered any such reports, opinions and appraisals in reaching their conclusion that the Exchange Offer is fair to the holders of Class A Warrants. A majority of the non-employee directors of the Issuer have not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders to negotiate the terms of the Exchange Offer or prepare a report concerning the fairness thereof.

     THE ISSUER DOES NOT INTEND TO OFFER TO EXCHANGE ITS CLASS A WARRANTS OTHER THAN PURSUANT TO THE EXCHANGE OFFER.

     8. PRICE RANGE OF THE ISSUER'S SECURITIES. Since May 28, 1996, the Issuer's Common Stock has been authorized for trading on the National Association of Securities Dealers, Inc. SmallCap Market under the symbol DSGR. From October 31, 1995 to May 28, 1996, the Issuer's Common Stock was listed on the American Stock Exchange under the symbol DGI. Prior to October 31, 1995, the Common Stock was quoted on the OTC Bulletin Board under the symbol RCLC. The table set forth below contains the range of the high and low closing bid prices on the National Association of Securities Dealers, Inc. SmallCap Market for the quarters ended September 30, 1996, December 31, 1996, March 31, 1997 and June 30, 1997. The prices for the quarters ended March 31, 1996 and June 30, 1996 are the high and low closing sales prices on the American Stock Exchange. The prices for the quarters ended March 31, 1995, June 30, 1995, September 30, 1995 and December 31, 1995 are the high and low bid quotations on the OTC Bulletin Board. The OTC Bulletin Board quotations represent prices between dealers and do not include retail mark up, mark down or commission. They do not necessarily represent actual transactions.

     The Issuer's Class A Warrants are currently authorized for trading on the National Association of Securities Dealers, Inc. SmallCap Market under the symbol DSGRW. From October 31, 1995 to May 28, 1996 the Class A Warrants were quoted and traded on the OTC Bulletin Board under the symbol DSGRW. Prior to October 31, 1995, the Class A Warrants were quoted and traded on the OTC Bulletin Board under the symbol RCLCW. The table set forth below contains the range of the high and low closing bid prices on the National Association of Securities Dealers, Inc. SmallCap Market for the quarters ended September 30, 1996, December 31, 1996, March 31, 1997 and June 30, 1997. The prices for the quarters ended March 31, 1995, June 30, 1995, September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996 are the high and low bid quotations on the OTC Bulletin Board . The OTC Bulletin Board quotations represent prices between dealers and do not include retail mark up, mark down or commission. They do not necessarily represent actual transactions.

                                               COMMON STOCK      CLASS A WARRANTS         UNITS
                                            ------------------   -----------------   ----------------
                                              HIGH       LOW      HIGH       LOW      HIGH      LOW
                                            --------   -------   -------   -------   -------   ------
QUARTER ENDED
  March 31, 1995..........................    $4.625     $3.75     $0.50    $0.125    $5.875    $4.50
  June 30, 1995...........................    4.9375      4.50      0.75     0.375      5.75     5.00
  September 30, 1995......................      4.88      4.50    0.8125    0.4375      6.00    5.375
  December 31, 1995.......................   5.15625     2.875    0.8125    0.4375      6.00     3.00
  March 31, 1996..........................      4.25    3.3125    0.8125    0.4375         *        *
  June 30, 1996...........................    3.9375     2.625      0.75     0.375         *        *
  September 30, 1996......................    2.9375    1.6875     0.375     0.125         *        *
  December 31, 1996.......................      2.75     2.125      0.25     0.125         *        *
  March 31, 1997..........................      3.50    2.1875    0.4375    0.1406         *        *
  June 30, 1997 (through June 24, 1997)...    3.8125     2.625     0.875    0.3125         *        *

---------------
* On October 31, 1995, the Units were eliminated upon the Merger of RCL and Old Disc.

     On June 24, 1997, the closing bid prices for the Common Stock and the Class A Warrants were $3.375 and $0.625, respectively. As of June 26, 1997, there were 54 holders of record of the Common Stock and 7 holders of record of Class A Warrants.

     9.  COMPARISON OF SECURITIES.

     Description of Common Stock.

     The authorized Common Stock of the Issuer consists of 20,000,000 shares, $.01 par value.

     Each holder of Common Stock is entitled to one vote for each share of Common Stock registered in his or her name on the books of the Issuer. The shares of Common Stock do not have cumulative voting rights, which means that the holders of more than fifty (50%) percent of the voting power of the shares voting for the election of a class of directors can elect all of the directors of such class and in such event the holders of the remaining shares will not be able to elect any of such directors. The Issuer's Board of Directors consists of three classes, each of which serves for a term of three years. At each annual meeting of the stockholders the directors in only one class will be elected.

     Holders of Common Stock do not have subscription, redemption, conversion or preemptive rights. Each share of Common Stock is entitled to participate pro rata in distribution upon liquidation, subject to the rights of holders of preferred stock. The holders of Common Stock may receive cash dividends as declared by the Board of Directors out of funds legally available therefor, subject to the rights of any holders of preferred stock. There are no shares of preferred stock issued and outstanding.

     Description of Class A Warrants.

     The Class A Warrants were issued in registered form pursuant to an agreement, dated as of November 10, 1993 (the "Warrant Agreement"), between the Issuer and American Stock Transfer & Trust Company (the "Warrant Agent"). The following discussion of certain terms and provisions of the Class A Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to this Exchange Offer.

     One Warrant represents the right of the registered Warrantholder to purchase one share of Common Stock at an exercise price of $5.50 per share, subject to adjustment (the "Exercise Price") until November 10, 1999 (the "Warrant Expiration Date"). The Exercise Price and the number of shares of Common Stock issuable upon the exercise of the Class A Warrants are subject to adjustment in certain circumstances, including a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

     At any time prior to the close of business on the Warrant Expiration Date (on which date the Class A Warrants become wholly void and of no value), the Class A Warrants, unless previously redeemed, or exchanged pursuant to the Exchange Offer, may be exercised at the office of the Warrant Agent. No holder of Class A Warrants shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Class A Warrants have been duly exercised and the Exercise Price has been paid in full or exchanged pursuant to the Exchange Offer.

     Under the provisions of the Warrant Agreement, the Issuer has the right at any time, to redeem the Class A Warrants in whole but not in part at a price of $.05 each, by written notice mailed not less than 30 days prior to the redemption date to each Warrantholder at his address as it appears on the books of the Warrant Agent; provided that the reported closing bid price of the Common Stock equals or exceeds $9.50 per share for the 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If the Class A Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable shares of Common Stock is forfeited.

     10. ACTION OF BOARD OF DIRECTORS; INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE CLASS A WARRANTS. No director of the Issuer dissented to or abstained from voting on the Offer.

     As of July 3, 1997, the directors and executive officers of the Issuer as a group beneficially owned no Class A Warrants.

     Except as set forth in this Section 10, based upon information provided to the Issuer by its directors, executive officers and affiliates (as such term is used in the Exchange Act) neither the Issuer, nor to the best of the Issuer's knowledge, any of the Issuer's directors or executive officers, nor any associates of any of the foregoing, has effected any transactions in Class A Warrants during the forty business day period prior to the date hereof.

     THE ISSUER DOES NOT INTEND TO OFFER TO EXCHANGE ITS CLASS A WARRANTS OTHER THAN PURSUANT TO THE EXCHANGE OFFER.

     The Issuer and the Exchange Agent have entered into an Exchange Agent agreement pursuant to which the Exchange Agent will perform services for the Issuer in connection with the tender and withdrawal of shares pursuant to the Exchange Offer.

     The Exchange Agent will receive reasonable and customary compensation for their services in connection with the Exchange Offer, will be reimbursed for their reasonable out of pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Exchange Offer.

     In connection with the Issuer's initial public offering, the Issuer sold to the underwriters thereof, RAS Securities Corp. and Rodman & Renshaw, Inc., as the representatives of the underwriters (collectively, the "IPO Representatives"), for nominal consideration, certain common stock purchase warrants (the "Underwriters' Warrants"). The Underwriters' Warrants entitle the Underwriters, at an exercise price of $9.00 per unit, to (a) two Class A Warrants and (b) one share of Common Stock, are exercisable for a period of four years ending November 10, 1999. The exercise price for the Warrant contained in the Unit is $5.50. The Underwriters' Warrants contain anti-dilution provisions providing for adjustment of the number of Class A Warrants and exercise price upon the occurrence of certain events, including the issuance of shares of Common Stock at a price per share less than the exercise price or the market price of the Common Stock, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination, or similar transaction. As the result of these anti-dilution provisions, the IPO Representative presently are entitled to acquire 270,000 Class A Warrants and 135,000 shares of Common Stock. The Underwriters' Warrants grant to the IPO Representatives certain "piggyback" and demand rights with respect to the registration under the Securities Act of the securities directly or indirectly issuable upon exercise of the Underwriters' Warrants. The IPO Representatives have agreed in principle to amend the portion of the Underwriters' Warrants representing the right to purchase 270,000 Class A Warrants, each exercisable to purchase one share of Common Stock. The IPO Representatives have not agreed to exercise the Underwriters' Warrants to actually purchase shares of Common Stock.

     Except as set forth in this Exchange Offer, neither the Issuer, any of the Issuer's directors or executive officers nor any affiliates of the foregoing is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to any securities of the Issuer (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

     11.  THE ISSUER.

     Background. RCL Capital Corp. ("RCL") was incorporated in August 1992 to serve as a vehicle to effect a business combination with an operating business. On November 18, 1993, RCL completed a public offering of units ("Units"), each Unit consisting of one share of the RCL's Common Stock and two redeemable warrants. Net proceeds of the public offering after the payment of certain additional expenses yielded approximately $6,400,000, which was put into escrow pending the acquisition of an operating business.

     On October 30, 1995 Old Disc merged with and into RCL. Following the merger, RCL changed its name to Disc Graphics, Inc. Net Proceeds of the merger after the payment for the redemption of approximately 185,000 shares of Common Stock at $5.15 per share, in accordance with the terms of the original RCL offering, yielded proceeds to the Issuer of approximately $5,000,000. These proceeds were used primarily to reduce certain indebtedness of the Issuer and for working capital purposes.

     The merger has been treated for accounting and financial reporting purposes as a reverse merger of RCL into Old Disc. Accordingly, the Issuer's results of operations prior to October 30, 1995 are those of Old Disc. In addition, in connection with the merger, the Issuer adopted a December 31 fiscal year.

     General. The Issuer, located in Hauppauge, New York, is a diversified manufacturer and printer of specialty packaging focused on the home video, pharmaceutical, music, entertainment software, publishing and cosmetics markets. Products include: pre-recorded video, CD-ROM and audio cassette packaging; folding cartons for pharmaceuticals and cosmetics; book jackets, posters, pressure sensitive labels and general commercial printing. Customers include software, CD-ROM and video distributors; vitamin, cosmetic and fragrance companies; major book publishers; and Fortune 500 companies.

     The Issuer's primary business strategies are: (1) to increase the Issuer's share of print and packaging sales within its primary markets, including music, home video, pharmaceutical, cosmetic, publishing and general consumer products;
(2) to acquire other strategically-located specialty packaging and printing companies that serve geographic markets and industries near existing customers, as well as serve markets that will permit the Issuer to offer a service and cost advantage over its competitors; and (3) to develop innovative packaging designs and techniques for new and existing markets.

     The Issuer is actively involved in investigating additional printing and packaging related business opportunities, including potential acquisitions similar to the acquisition of Pointille, Inc., a packaging printer, in May 1996. The Issuer has entered into two letters of intent regarding its acquisition of substantially all of the assets and certain of the liabilities of two printing businesses. However, the Issuer has not entered into any definitive agreement with respect to these or any other acquisitions. In addition, there can be no assurance that the Issuer will consummate any potential acquisition, or if completed, that any such acquisition will be profitable for the Issuer.

     Historically, the Issuer has grown primarily through the development of new customers through its superior service and response capabilities and increases in orders from existing customers. In 1992, the Issuer acquired Four Seasons Litho, Inc., a commercial printer with revenues of approximately $3 million per year, and in 1996, the Issuer acquired substantially all of the assets and certain liabilities of Pointille, and has since integrated their manufacturing facilities and sales/marketing programs into the Issuer's. The Issuer intends to continue and enhance its historic growth by acquiring strategically-located folding carton and printing companies, opening new facilities to serve regional U.S. markets, expand the Issuer's product line and continue ongoing internal expansion.

     The Issuer's principal executive offices and principal manufacturing operations are located at 10 Gilpin Avenue, Hauppauge, New York 11788. Its telephone number is (516) 234-1400.

     Packaging/Printing Industry. Approximately 70% of the Issuer's revenue in 1996 was derived from the manufacture and sale of paperboard folding cartons. An industry trade publication has estimated that in 1996 there were 300 companies operating 495 folding carton manufacturing plants in the United States and that total revenues from the sale of folding cartons was approximately $5.4 billion, reflecting a 2.6% increase over 1995.

     Folding carton manufacturers are divided into three main segments: integrated manufacturers (those owned by or affiliated with a paperboard mill), non-integrated or independent manufacturers and, in-plant or "captive" manufacturers which are owned directly by the end user. The Issuer generally competes with independent manufacturers. The Issuer focuses on those markets that use the folding carton as part of a product's marketing. The promotional function of the carton may employ multiple colors, coatings, several printing techniques, stamping and other graphic design considerations. The Issuer has concentrated in markets, such as the home video, software, cosmetics, music and pharmaceutical packaging markets, which utilize those techniques to a significant extent. The Issuer has devoted substantial resources toward developing the specialized processes required in such markets.

     The Issuer's business includes commercial printing, book component printing and labels. Industry trade sources have estimated that the total United States commercial printing market in 1996 was approximately $74 billion. The industry is fragmented with many small printing companies serving regional markets. For example, within the New York City Metropolitan area, there are nearly 3,500 printing establishments with 76% having fewer than ten employees. The Issuer is listed in the top 200 printers in the United States, based on revenues. Based on 1995 revenues, the Issuer was ranked 183 in the top 500 printing companies in the United States by an industry trade publication.

     Products.

     VIDEO/ENTERTAINMENT SOFTWARE PACKAGING

     The Issuer manufactures video packaging, including bottom load video sleeves, multi-packs and specialty items. The Issuer has historically concentrated on the catalogue and special interest video/software markets. The Issuer's catalogue customers typically have licensed or purchased products from major movie production studios. Special interest continues to be a growing segment of the video market. Packaging for these videos is often sold to independent distributors and video tape duplicators. Through these distributors and duplicators the Issuer has produced packaging for many Fortune 500 companies. In addition, the acquisition of Pointille has provided the Issuer with a facility in close proximity to major film and video studios. Through this facility, the Issuer produces video packaging for studios such as The Walt Disney Company and Time Warner, Inc.

     Software packaging has been a growing market for the Issuer, with CD-ROM packaging as the principal product. Many of the Issuer's existing video, publishing and music customers are marketing software through their existing distribution channels and are purchasing software packaging from the Issuer.

     MUSIC/AUDIO PACKAGING

     The Issuer manufactures pre-recorded cassette packaging, such as insert or "J" cards, cassingles (cassettes with only one or a few songs), compact disc packaging, including tray cards and booklets, as well as audio book packaging and other printed materials for the music/audio industry.

     The music industry customers often require that packaging be produced quickly, often within days of placing an order. As an established and accepted music industry printer, the Issuer has assembled a combination of skilled workers, advanced equipment, and production systems to meet these requirements.

     The Issuer has long standing customer relationships with many of the major record companies in the United States and also manufactures packaging for major duplicators in the United States. Additionally, the Issuer manufactures packaging for special interests and secondary markets. The acquisition of Pointille has bolstered the Issuer's presence in the West Coast market and management believes this will greatly enhance future growth.

     The other major segment of this market is audio publishing packaging. The Issuer believes that it has a significant share of this market. The Issuer's principal customers include two of the largest publishers in this market. The Issuer also manufactures packaging for self-help and specialty cassettes which are a growing portion of this market.

     PHARMACEUTICAL/VITAMIN PACKAGING

     Pharmaceuticals fall into two main categories: over-the-counter ("OTC") and prescription. Each category places specific requirements upon the graphics for the folding cartons and labels used. The Issuer has emphasized the OTC side of the market, which requires the use of multi-color graphics to convey product identity and brand recognition. A large part of the Issuer's revenues for OTC-style cartons is for "private label" products, such as for large food and drug store chains which have their own house brands and other private label pharmaceutical manufacturers.

     Vitamin and nutritional supplements packaging is the other major portion of the Issuer's OTC carton business. Color graphics are also emphasized for vitamin packaging as the product lines have distinct vibrant colors. Sales of these cartons are made directly to several major vitamin manufacturers.

     CONSUMER PRODUCT PACKAGING

     The Issuer manufactures cartons and packaging for fragrances, skin lotions, pet products, food and other specialty packaging for this market. Those packagings may be the actual product carton or special point-of-purchase promotions for the major cosmetic companies or educational packages for pharmaceutical companies. The Issuer sells packaging for this market both directly and through brokers representing national brands and private label companies.

     COMMERCIAL PRINTING

     In the area of commercial printing, the Issuer prints brochures, posters, sell sheets and other promotional material. The Issuer prints book jackets and covers, as well as children's books and "cut labels" for vitamin and food packaging.

     LABELS

     The Issuer prints labels on pressure sensitive stock that are die cut to a customer's specifications. The primary markets for labels are pharmaceuticals, vitamins, video packages (face and spine labels), pet products and specialty items. Labels are sold primarily to existing customers for packaging. Many video and folding carton orders include an order for the corresponding labels.

     Marketing and Sales. The Issuer's revenues are derived from several markets. The largest market, as a percentage of total 1996 net sales, was video/entertainment software which accounted for approximately 29%; followed by consumer product packaging, which accounted for approximately 27%; next was music/audio packaging, which accounted for 18%; then pharmaceutical/vitamin packaging, which accounted for approximately 10%; then commercial printing, which accounted for approximately 9%; and labels which accounted for approximately 7%.

     The Issuer's sales are primarily the result of direct solicitation by its executive officers and full-time sales people. The Issuer's package engineering staff assists customers with new package design and development. Because the Issuer has a short cycle time, it has a small order backlog, with most orders processed and delivered in one to four weeks.

     Seasonality. Historically, the Issuer's revenues have been seasonal. In the last two quarters of 1996 and 1995, the Issuer's revenues were approximately 56% and 53% of annual sales, respectively. This seasonality is primarily the result of certain markets which the Issuer services, such as music/audio packaging, video/entertainment software packaging and consumer product packaging, which require that products be produced and shipped between August and October for sale during the Christmas holiday season. As these three categories account for approximately 70.8% of the Issuer's sales in 1996, the revenues of the Issuer are typically greater in the last six months of the calendar year versus the first six months.

     Competition. The Issuer competes with a small number of printed paperboard packaging companies within each of its markets. In the music, video and software industries, the Issuer has five major competitors, the largest of which is Shorewood Packaging Corporation. These industries require high quality packaging with rapid turnaround time at competitive pricing. Those competitive factors are also evident in the Issuer's other markets. The Issuer believes that its ability to perform all aspects of the manufacturing process in-house is an important factor in maintaining and improving its competitive position.

     While the Issuer believes its present competitive position is strong, there can be no assurance that this will not change. Several of the Issuer's competitors have financial resources that are greater than the Issuer's. In addition, because the Issuer supplies packaging to consumer industries, it is also subject to the competitive forces affecting its customers.

     Employees. As of March 15, 1997, the Issuer had approximately 372 employees. 274 of these employees are located in the Issuer's Hauppauge, New York facility, with 227 serving in manufacturing capacities and 47 serving in selling and administrative capacities. 75 employees are located in the Issuer's Burbank, California facility, with 69 serving in manufacturing capacities and 6 serving in selling and administrative capacities. 23 employees are located in the Issuer's Rockaway, New Jersey facility, with 21 serving in manufacturing capacities and 2 serving in selling and administrative capacities. A majority of the manufacturing employees located in the Burbank, California facility are represented by a labor union. The Issuer considers its relationship with its employees to be satisfactory.

     Materials. The Issuer uses a variety of raw materials. The most significant types of raw material utilized are paperboard, paper, label paper, ink, coating, films and plates. These materials are purchased from a variety of suppliers with several alternate sources for each. Although the supply of paper and paperboard over the past several years has been limited, resulting in industry wide shortages and price increases, the Issuer has been successful in obtaining adequate materials to satisfy all sales orders, and does not anticipate any significant difficulties in obtaining supplies of such materials in the future. There are no assurances, however, that the Issuer will not encounter difficulty in obtaining supplies of such material to fulfill its requirements.

     Equipment. The Issuer owns or leases various manufacturing, computer and other equipment used in the manufacture of its products and for its administrative support.

     Regulation. The Issuer's activities are subject to various environmental, health and employee safety laws. The Issuer has expended resources, both financial and managerial, to comply with applicable environmental, health and worker safety laws in its operations and at its facilities and anticipates that it will continue to do so in the future. Compliance with environmental laws has not historically had a material effect on the Issuer's capital expenditures, earnings or competitive position, and the Issuer does not anticipate that such compliance will have a material effect on the Issuer in the future. Although the Issuer believes that it is generally in compliance with all applicable environmental, health and worker safety laws, there can be no assurance that additional costs for compliance will not be incurred in the future or that such costs will not be material.

     Properties. The Issuer's executive offices, primary manufacturing facility and its warehouse are located in Hauppauge, New York. The executive offices and manufacturing plant are part of a leased 55,000 square foot facility. The monthly lease payment for such executive office and manufacturing space is $29,000 and the lease terminates on December 31, 2007. The facility is owned by certain principals of the Issuer through a limited partnership and the Issuer believes that the lease terms were and are at least as favorable to the Issuer as the lease terms which could have been obtained from unaffiliated third parties for similar office, manufacturing and warehouse space. The Issuer's warehouse facility is a building adjacent to its executive offices of which 40,000 square feet is occupied by the Issuer. The monthly lease payment for the warehouse is $11,267 and the lease terminates on August 31, 1997. The Issuer also maintains an 8,400 square foot printing facility in Rockaway, New Jersey. The monthly lease payment for the New Jersey facility is $3,325 and the lease terminates on June 13, 1998. The Issuer leases a 30,000 square foot manufacturing facility in Burbank, California. The monthly lease payment for the California facility is $17,400 and the lease terminates on May 18, 1998. Management of the Issuer believes that the facilities are adequate to meet current operational needs.

     Legal Proceedings. From time to time, the Issuer is a party to certain lawsuits that arise in the conduct of its business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty, management believes that, if adversely determined, the lawsuits and proceedings, either singularly or in the aggregate, would not have a material adverse effect on the financial condition or results of operations of the Issuer.

     12.  DIRECTORS AND EXECUTIVE OFFICERS OF THE ISSUER.

     Donald Sinkin (49 years of age) has been President, Chief Executive Officer and Chairman of the Board of the Issuer and its predecessor since 1986.

     Stephen Frey (43) has been Vice President of Operations and a Director of the Issuer and its predecessor since 1986.

     John Rebecchi (42) has been the Issuer's Vice President of Sales and a Director since October 1995 and was Chief Financial Officer from October 1995 to January 1996. Prior to October 1995, Mr. Rebecchi was Vice President of Marketing and Chief Financial Officer of the Issuer's predecessor since 1988.

     Daniel Levinson (36) has been a Director of the Issuer and its predecessor since October 1991. Mr. Levinson has been a member of Holding Capital Group since 1988 and has sponsored acquisitions of and investments in several small to mid-cap companies. Mr. Levinson currently is a director of several private companies.

     Seymour W. Zises (43) has been a Director of the Issuer since August 1992 and was a Vice President and Treasurer from August 1992 until October 1995. He is currently President and Chief Executive Officer of Family Management Corporation, a registered investment advisory firm in New York City which he established in 1989. Mr. Zises also serves as President and Chief Executive Officer of Forest Hill Capital Corporation, a merchant banking concern. Mr. Zises is also a Director of Specialty Retail Group, Inc., a publicly traded retailer. Prior to his founding Family Management Corporation and Forest Hill Capital Corporation, he was an independent financial services representative licensed with Integrated Resources Equity Corporation, a broker dealer. Mr. Zises is one of several individual general partners or an officer or shareholder of a general partner of six (6) real estate limited partnerships which filed petitions for bankruptcy under Chapter 11 of the United States Bankruptcy Code between 1990 and February 1993. Mr. Zises serves on the Board of Trustees of Beth Israel Medical Center in New York City.

     Mark L. Friedman (49) has been a Director of the Issuer since April 1996 and was a Vice President, Secretary and a Director of the Issuer from August 1992 until October 1995. He has been counsel to the law firm of Baer Marks & Upham since February 1995. From January 1993 through January 1995 he was counsel to the law firm of Proskauer Rose Goetz & Mendelsohn. From 1982 through 1992 he was (individually or through a professional corporation) a partner of the law firm of Shea & Gould. Mr. Friedman is a director of Universal Gym Equipment, Inc., a fitness equipment company, and is a partner of Gulfstream Capital Partners.

     Margaret Krumholz (37) has been Chief Financial Officer of the Issuer since January 1996. From October 1994 through December 1995, Mrs. Krumholz served as Controller of the Issuer. Prior to joining the Issuer, from October 1987 to October 1994, Mrs. Krumholz was employed in various financial and accounting positions, including Corporate Finance Manager, for General Foods Baking Company.

     13. ADDITIONAL INFORMATION. The Issuer has filed a statement on Schedule 13E-4 with the Securities and Exchange Commission (the "Commission") which includes certain additional information relating to the

Exchange Offer. Such material may be inspected and copied at prescribed rates at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 10549 and 75 Park Place, New York, New York 10007. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549.

     14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING HOLDERS. THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER AND DOES NOT CONSIDER ALL POTENTIAL TAX EFFECTS OF THE EXCHANGE OFFER OR THE TAX CONSEQUENCES TO A PARTICULAR WARRANTHOLDER IN LIGHT OF SUCH WARRANTHOLDER'S PERSONAL CIRCUMSTANCES. THIS DISCUSSION ALSO DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO WARRANTHOLDERS (AND UNDERLYING COMMON STOCK) NOT HELD AS CAPITAL ASSETS OR TO WARRANTHOLDERS SUBJECT TO SPECIAL TREATMENT, SUCH AS NON-U.S. PERSONS, DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, WARRANTHOLDERS OWNING AT LEAST 10% OF THE VOTING POWER OF THE ISSUER AND WARRANTHOLDERS WHO ACQUIRED THEIR INTERESTS PURSUANT TO THE EXERCISE OF OPTIONS OR SIMILAR DERIVATIVE SECURITIES OR OTHERWISE AS COMPENSATION, NOR PROVIDE AN ANALYSIS OF ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY, OR FOREIGN JURISDICTION. THIS DISCUSSION IS BASED ON CURRENT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), CURRENT AND PROPOSED TREASURY REGULATIONS PROMULGATED THEREUNDER, AND ADMINISTRATIVE AND JUDICIAL DECISIONS AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. ACCORDINGLY, WARRANTHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFER TO THEM.

     The exchange of Class A Warrants for shares of Common Stock will result in the following federal income tax consequences to participating Warrantholders:

          1. A participating Warrantholder will recognize gain or loss equal to the excess of (a) the sum of the fair market value of the shares of Common Stock received in the Exchange Offer and any cash received in lieu of a fractional share of Common Stock over (b) the participating Warrantholder's tax basis in the Class A Warrants exchanged therefor;

          2. Such gain or loss will be capital gain or loss if the Class A Warrants were capital assets in the hands of a participating Warrantholder;

          3. The tax basis of the shares of Common Stock received in the Exchange Offer will be equal to the fair market value of such shares of Common Stock received in the Exchange Offer; and

          4. The holding period for the shares of Common Stock received in the Exchange Offer will commence on the day following the consummation of the Exchange Offer if the shares of Common Stock are capital assets in the hands of a participating Warrantholder.

     15. FEDERAL INCOME TAX CONSEQUENCES TO THE ISSUER. The Issuer will not recognize income or loss as a result of the acquisition of Class A Warrants pursuant to the Exchange Offer.

     16. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS. The Issuer reserves the right, at anytime and from time to time, to extend the period of time during which the Exchange Offer is pending by making a public announcement thereof. During any such extension, all Class A Warrants previously tendered and not purchased or withdrawn will remain subject to the Exchange Offer. The Issuer also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Exchange Offer and not to exchange any Class A Warrants or, subject to applicable law, postpone the exchange of Class A Warrants upon the occurrence of any of the conditions specified in Section 5 and
(b) amend the Exchange Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later then 9:00 A.M., New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Class A Warrants tendered as of that date. Without limiting the manner in which the Issuer may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(e)(2)), the Issuer shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by malting a release to the Dow Jones News Service.

     If the Issuer materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, or if it waives a material condition of the Exchange Offer, the Issuer will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information concerning the Exchange Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Issuer changes the ratio of shares of Common Stock to be issued in exchange for Class A Warrants, or the Issuer decreases the number of Class A Warrants being sought and (ii) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Exchange Offer will be extended at least until the expiration of such period of ten business days.

     17. INCORPORATION OF DOCUMENTS BY REFERENCE. This Exchange Offer incorporates by reference the financial statements and supplemental financial information included in the Issuer's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. A copy of such financial statements is being provided, simultaneously herewith, to each holder of Class A Warrants.

     The statements contained in a document incorporated by reference in this Exchange Offer will be deemed to be modified or superseded for purposes of this Exchange Offer to the extent that a statement contained in this Exchange Offer or in any other subsequently filed document which is also incorporated by reference in this Exchange Offer modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Exchange Offer.

     The Issuer will provide, without charge, to each person to whom this Exchange Offer is delivered, upon written or verbal request of such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference in the Exchange Offer (not including the exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the information that this Exchange Offer incorporates. Written requests should be addressed to:

                              Corporate Secretary
                              Disc Graphics, Inc.
                                10 Gilpin Avenue
                           Hauppauge, New York, 11788

     18. MISCELLANEOUS. The Exchange Offer is being made to all holders of Class A Warrants. The Issuer is not aware of any jurisdiction in which the making of the Exchange Offer or the tender of Class A Warrants would not be in compliance with the laws of such jurisdiction. However, the Exchange Offer is not being made to, nor will the Issuer accept tenders from, owners of Class A Warrants in any jurisdiction in which the Exchange Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction and the Issuer reserves the right to exclude holders in any jurisdiction in which it is asserted that the Exchange Offer cannot lawfully be made. So long as the Issuer makes a good-faith effort to comply with any state law deemed applicable to the Exchange Offer, the Issuer believes that the exclusions of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

                              Disc Graphics, Inc.
                                 July 11, 1997

     19.  UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS DISC GRAPHICS,
INC.

     The following pro forma consolidated financial statements give effect to the Exchange Offer by the Issuer to the Warrantholders pursuant to the exchange offer statement dated as of July 11, 1997.

     These pro forma consolidated financial statements are based on estimates and assumptions set forth below and in the notes to such statements which include pro forma adjustments. The pro forma consolidated financial statements were prepared utilizing the financial statements of the Issuer and should be read in conjunction with the Issuer's Form 10-K for the period ended December 31, 1996 which was filed with the Commission on March 31, 1997 and the Issuer's Quarterly Report on Form 10-Q for the first quarter of 1997 which was filed with the Commission on May 15, 1997. The pro forma adjustments are based upon available information as well as assumptions that management believes are reasonable.

                              DISC GRAPHICS, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997

     The following pro forma consolidated balance sheet gives effect to the redemption of all outstanding Class A Warrants. The pro forma consolidated information is not necessarily indicative of the actual or future financial position that would have occurred or will occur as a result of the Exchange Offer.

                                                     HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                     -----------     -----------       -----------
ASSETS
Current assets:
Cash and cash equivalents..........................  $    30,638                       $    30,638
Accounts receivable, net of allowance for
  doubtful accounts of $819,000....................    8,962,907                         8,962,907
Inventory..........................................    1,875,590                         1,875,590
Prepaid expenses and other current assets..........      779,242                           779,242
Current maturities of notes receivable.............       57,005                            57,005
Deferred income taxes..............................      700,000                           700,000
                                                     -----------       --------        -----------
          Total current assets.....................   12,405,382                        12,405,382
Plant and equipment, net...........................    8,851,244                         8,851,244
Goodwill, net of amortization of $58,891...........    1,055,115                         1,055,115
Security deposits and other assets.................      305,531                           305,531
                                                     -----------       --------        -----------
          Total assets.............................  $22,617,272                       $22,617,272
                                                     ===========       ========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of equipment notes payable....  $   538,126                       $   538,126
  Current portion, long-term debt..................       98,720         40,000(a)         138,720
  Current maturities of capitalized lease
     obligations payable...........................      555,840                           555,840
  Accounts payable and accrued expenses............    5,366,381                         5,366,381
  Income taxes payable.............................      164,891                           164,891
                                                     -----------       --------        -----------
          Total current liabilities................    6,723,958         40,000          6,763,958
Long term debt.....................................    1,628,373                         1,628,373
Equipment notes payable, less current maturities...    1,738,319                         1,738,319
Capitalized lease obligations payable, less current
  maturities.......................................    2,074,953                         2,074,953
Deferred income taxes..............................      988,000                           988,000
                                                     -----------       --------        -----------
          Total liabilities........................   13,153,603         40,000         13,193,603
Stockholders' equity:
  Preferred stock:
     $.01 par value; authorized 5,000 shares;
       no shares issued and outstanding
  Common stock:
     $.01 par value; authorized 20,000,000 shares;
       issued 5,378,518............................       53,786          3,176(b)          56,962
Additional paid in capital.........................    5,051,555        (43,176)(a/b)    5,008,379
Retained earnings..................................    4,387,671                         4,387,671
                                                     -----------       --------        -----------
                                                       9,493,012        (40,000)         9,453,012
Less: Treasury stock at cost, 10,160 shares at
  March 31, 1997...................................      (29,342)                          (29,342)
                                                     -----------       --------        -----------
          Total stockholders' equity...............    9,463,670        (40,000)         9,423,670
          Total liabilities and stockholders'
            equity.................................  $22,617,272              0        $22,617,272
                                                     ===========       ========        ===========

            See notes to pro forma consolidated financial statements

                              DISC GRAPHICS, INC.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                              AS OF MARCH 31, 1997

     The following pro forma consolidated income statement gives effect to the redemption of all the Class A warrants. For purposes of the pro forma, the redemption is assumed to have occurred at the beginning of the period presented. The pro forma consolidated information is not necessarily indicative of the actual or future financial position that would have occurred or will occur as a result of the Exchange Offer.

                                                      HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                      -----------     -----------     -----------
Sales...............................................  $11,197,838                     $11,197,838
Cost of Sales.......................................    8,214,806                       8,214,806
                                                      -----------                     -----------
          Gross Profit..............................    2,983,032                       2,983,032
Operating expenses:
  Selling and shipping..............................      950,073                         950,073
  General and administrative........................    1,043,086                       1,043,086
                                                      -----------                     -----------
          Operating income..........................      989,873                         989,873
Interest expense, net...............................      149,367                         149,367
                                                      -----------                     -----------
Income before provision for income taxes............      840,506                         840,506
                                                      -----------                     -----------
Provision for income taxes..........................      336,203                         336,203
                                                      -----------                     -----------
Net income..........................................  $   504,303                     $   504,303
                                                      ===========                     ===========
Net income per share................................  $      0.09                (c)  $      0.09
                                                      ===========                     ===========
Weighted average number of shares outstanding.......    5,380,369                       5,698,016
                                                      ===========                     ===========

            See notes to pro forma consolidated financial statements

                              DISC GRAPHICS, INC.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                            AS OF DECEMBER 31, 1996

     The following pro forma consolidated income statement gives effect to the redemption of all the Class A warrants. For purposes of the pro forma, the redemption is assumed to have occurred at the beginning of the period presented. The pro forma consolidated information is not necessarily indicative of the actual or future financial position that would have occurred or will occur as a result of the Exchange Offer.

                                                       HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                       -----------     -----------     -----------
Sales................................................  $42,575,120                     $42,575,120
Cost of Sales........................................   31,663,934                      31,663,934
                                                       -----------                     -----------
          Gross Profit...............................   10,911,186                      10,911,186
Operating expenses:
  Selling and shipping...............................    3,682,886                       3,682,886
  General and administrative.........................    3,929,521                       3,929,521
                                                       -----------                     -----------
          Operating income...........................    3,298,779                       3,298,779
Interest expense, net................................      763,793                         763,793
                                                       -----------                     -----------
Income before provision for income taxes.............    2,534,986                       2,534,986
                                                       -----------                     -----------
Provision for income taxes...........................    1,081,000                       1,081,000
                                                       -----------                     -----------
Net income...........................................  $ 1,453,986                     $ 1,453,986
                                                       ===========                     ===========
Net income per share.................................  $      0.29               (d)   $      0.27
                                                       ===========                     ===========
Weighted average number of shares outstanding........    5,093,732                       5,411,379
                                                       ===========                     ===========

            See notes to pro forma consolidated financial statements

                              DISC GRAPHICS, INC.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The pro forma consolidated financial statements of Disc Graphics, Inc. give effect to the following pro forma adjustments and assumptions:

     Adjustment for Pro Forma Consolidated Balances Sheet dated March 31, 1997:

     (a) This adjustment reflects the exchange of one (1) share of Common stock for each eight and one-half (8 1/2) Class A Warrants. For purposes of the preceding pro forma consolidated financial statements, the Issuer assumed all outstanding Class A Warrants will be redeemed.

                Common Stock:.................................  $.01 par value
                317,647 shares................................  3,176
                Additional paid in capital....................  (3,176)

     (b) This adjustment reflects the payment of related transaction costs (printing, mailing, legal and accounting expenses) related to the Exchange Offer. The Issuer will obtain the cash proceeds to pay the related transaction costs from funds available under its financing agreement.

Adjustment for Pro Forma Consolidated Income Statement for the three month period ended March 31, 1997:

     (c) This adjustment reflects the effect on reported earnings per share due to the increase in weighted average number of shares outstanding.

            Weighted average shares outstanding as reported...........   5,380,369
              Conversion of 2,700,000 Class A Warrants (8 1/2 warrants
                 per share)...........................................     317,647
                                                                         ---------
                                                                         5,698,016
                                                                         =========

Adjustment for Pro Forma Consolidated Income Statement for the year ended December 31, 1996:

     (d) This adjustment reflects the effect on reported earnings per share due to the increase in weighted average number of shares outstanding.

            Weighted average shares outstanding as reported...........   5,093,732
              Conversion of 2,700,000 Class A Warrants (8 1/2 warrants
                 per share)...........................................     317,647
                                                                         5,411,379

                                EXCHANGE AGENT:
                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                           By Mail or Hand Delivery:
                           40 Wall Street, 46th Floor
                               New York, NY 10005
                      Attention: Reorganization Department

                    Facsimile Transmission No: 718-234-5001

                       For Information Call: 718-921-8200